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                                                                   EXHIBIT 12-11

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
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                                                                           Year Ended December 31
                                                           -----------------------------------------------------
                                                                 1997               1996             1995
                                                                 ----               ----             ----
                                                                  (Thousands, except for ratio and percent)

Net income.............................................    $          417     $           328     $          434
                                                           --------------     ---------------     --------------

Taxes based on income:
   Current income taxes................................               308                 224                221
   Deferred taxes - net................................                (6)                 16                 79
   Investment tax credit adjustments - net.............               (14)                (15)               (17)
   Municipal and state.................................                 4                   3                  3
                                                           --------------     ---------------     --------------
       Total taxes based on income.....................               292                 228                286
                                                           --------------     ---------------     --------------

Fixed charges:
   Interest on long-term debt..........................               262                 275                275
   Amortization of debt discount, premium
     and expense.......................................                11                  12                 11
   Other interest......................................                 9                   4                 10
   Interest factor of rents............................                34                  34                 29
                                                           --------------     ---------------     --------------
       Total fixed charges.............................               316                 325                325
                                                           --------------     ---------------     --------------

Earnings before taxes based on income
   and fixed charges...................................    $        1,025     $           881     $        1,045
                                                           ==============     ===============     ==============

Preferred stock dividends..............................    $           12     $            16     $           28
Dividends meeting requirement of
   IRC Section 247.....................................                 4                   4                  4
Percent deductible for income tax purposes.............             40.00%              40.00%             40.00%
Amount deductible......................................                 2                   2                  2
Amount not deductible..................................                10                  14                 26
Ratio of pretax income to net income...................              1.70                1.70               1.66
Dividend factor for amount not deductible..............                17                  24                 43
Amount deductible......................................                 2                   2                  2
                                                           --------------     ---------------     --------------
       Total preferred stock dividend factor...........                19                  26                 45
       Total fixed charges.............................               316                 325                325
                                                           --------------     ---------------     --------------
       Total fixed charges and preferred
         stock dividends...............................    $          335     $           351     $          370
                                                           ==============     ===============     ==============

Ratio of earnings to fixed charges and
   preferred stock dividends...........................              3.06                2.51               2.82
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